THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (A) SUCH TRANSFER IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (B) THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT, THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.

                          REGENT ASSISTED LIVING, INC.

                CONVERTIBLE SUBORDINATED NOTE DUE MARCH 31, 2008

                           Issue Date: March 31, 1998


Note No. 1998-1                                                       $4,000,000

          FOR VALUE RECEIVED, the undersigned, REGENT ASSISTED LIVING, INC., a corporation organized and existing under the laws of Oregon (herein called the "Company"), hereby promises to pay to the order of LTC EQUITY HOLDING COMPANY, INC. or registered assigns ("Holder"), the principal sum of FOUR MILLION DOLLARS (or so much thereof as shall remain outstanding) on March 31, 2008. Payments are to be made as provided in the Agreement (as defined herein).

          This Note is one of the Notes issued pursuant to the Convertible Subordinated Note Purchase Agreement dated as of March 30, 1998 (the "Agreement"), by and between the Company and LTC Equity Holding Company, Inc., a Nevada corporation, and is also entitled to the benefits thereof to the extent provided in the Agreement. This Note is subject to (i) conversion, in whole or in part, at the option of the Holder, pursuant to Section 6.1(a) of the Agreement, (ii) conversion, in whole but not in part, at the option of the Company upon the satisfaction of certain conditions pursuant to Section 6.1(b) of the Agreement and (iii) repurchase, in whole or in part, upon a Change of Control pursuant to Section 5.4 of the Agreement.

          Upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and, at the option of the holder, registered in the name of, the transferee. The Company may deem and treat the person in whose name this Note is registered as the holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

          If an Event of Default shall occur and be continuing, this Note may, under certain circumstances, become or be declared due and payable in the manner and with the effect provided in the Agreement.

          Certain terms and provisions of this Note may be amended or compliance herewith waived on the terms and provisions provided for in the Agreement.

          The Note is subordinated in both right of payment and time of payment to certain Senior Indebtedness, as defined and described in Section 8 of the Agreement.

          Capitalized terms used herein without definition shall have the meaning set forth for such terms in the Agreement.

                                       REGENT ASSISTED LIVING, INC.,
                                       an Oregon corporation




                                       By: WALTER C. BOWEN
                                           -------------------------------------
                                           Walter C. Bowen
                                           President